Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-137981 of our report dated March 23, 2007, relating to the consolidated financial statements and financial statement schedule of Insight Equity A.P. X, LP d/b/a Vision-Ease Lens and subsidiaries as of December 31, 2006 and 2005 (Successor), and for the years ended December 31, 2006 and 2005 (Successor), for the two months ended December 31, 2004 (Successor), and for the ten months ended October 31, 2004 (Predecessor), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Minneapolis, Minnesota

March 26, 2007